CONSENT OF REILLY, PENNER & BENTON LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-05799) pertaining to the A. O. Smith Profit Sharing Retirement Plan (the Plan) of our report dated April 2, 2004, with respect to the financial statements and schedules of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

Milwaukee, Wisconsin	REILLY, PENNER & BENTON LLP
June 15, 2004